Exhibit 10.5
FIRST AMENDMENT TO
EMPLOYMENT AGREEMENT
     WHEREAS, Bob Evans Farms, Inc. (the “Company”) and Steven A. Davis (the “Executive”) entered into an Employment Agreement effective as of May 1, 2006 (the “Agreement”);
     WHEREAS, pursuant to Section 19(c) of the Agreement, the Agreement may be amended if the amendments are made in writing and signed by both the Company and the Executive;
     WHEREAS, the Company and the Executive desire to amend the Agreement to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”); and
     WHEREAS, Section 19(i) of the Agreement provides that the Agreement may be amended to comply with Section 409A without any further consideration from or to either party.
     NOW, THEREFORE, the Company and the Executive mutually agree as follows:
     1. Section 6(c) of the Agreement is hereby deleted in its entirety and the following is substituted therefor:
     c. Executive Deferral Program. The Executive shall be eligible to participate in the Company’s Executive Deferral Program (“BEEDP”), in accordance with the terms contained therein.
     2. Section 6(f) of the Agreement is hereby deleted in its entirety and the following is substituted therefor:
     f. Automobile. The Company shall provide the Executive with the use of an automobile or a monthly allowance in accordance with the Company’s then current automobile policy for officers, as approved by the Compensation Committee. If a monthly allowance is provided pursuant to this Section 6(f), such allowance shall be paid to the Executive in substantially equal bi-weekly installments.
     3. Sections 6(g) and 6(h) of the Agreement are hereby deleted in their entirety and the following is substituted therefor:
     g. Attorneys’ Fees. The Company agrees to reimburse the Executive for his legal fees incurred in connection with the negotiation and documentation of the First Amendment to this Agreement, any additional amendments to this Agreement and any renewal or extension of this Agreement; provided, however, that such reimbursement shall be subject to the Executive’s providing the Compensation Committee with a good faith estimate of such legal fees prior to the applicable negotiation and documentation and the Compensation Committee’s approval of such estimate. Any reimbursement under this Section 6(g) shall be made no later than the 15th day of the third month following the later of (i) the end of the Executive’s taxable year during which the applicable fees are incurred or (ii) the end of the Company’s taxable year during which the applicable fees are incurred.

     4. Section 13 of the Agreement is hereby amended by adding the following to the beginning thereof:
For purposes of this Agreement, any reference to the Executive’s termination of employment or any form thereof shall mean a “separation from service” with the Company and all persons with whom the Company would be considered a single employer under Code Sections 414(b) and (c) and within the meaning of Treasury Regulation §1.409A-1(h).
     5. Section 13(a) of the Agreement is hereby amended by adding the following to the end thereof:
All payments due under Section 13(a)(i) shall be made within thirty (30) days after the date of the Executive’s death.
     6. Section 13(b) of the Agreement is hereby amended by adding the following to the end thereof:
Any payments of Base Salary during the Disability Period shall be made in accordance with the payroll procedures described in Section 5(b)(i) of this Agreement. Any payments due under Section 13(b)(i) shall be made within thirty (30) days after the date of the Executive’s termination of employment.
     7. Section 13(c) of the Agreement is hereby amended by adding the following to the end thereof:
All payments due under Section 13(c)(A) shall be made within thirty (30) days after the date of the Executive’s termination of employment.
     8. Subsections (i) through (vi) of Section 13(d) of the Agreement are hereby deleted in their entirety and the following are substituted therefor:
     i. any Base Salary that is accrued but unpaid, the value of any vacation that is accrued but unused (determined by dividing Base Salary by 365 and multiplying such amount by the number of unused vacation days), and any business expenses that are unreimbursed — all, as of the date of termination of employment. All payments due under this Section 13(d)(i) shall be made within thirty (30) days after the date of the Executive’s termination of employment;
     ii. any rights and benefits (if any) provided under plans and programs of the Company, determined in accordance with the applicable terms and provisions of such plans and programs;

     iii. any prior year earned, but unpaid bonus, which shall be paid in accordance with the terms and provisions of the applicable plan or program;
     iv. continuation of the Executive’s Base Salary in effect on the date of his termination of employment for a period of twenty-four (24) months following the date of his termination; provided, that these payments will be made in separate, equal monthly payments over such twenty-four month period;
     v. a pro-rated bonus for the then current fiscal year based on the achievement of the applicable performance goals for such fiscal year and as approved by the Compensation Committee, which bonus shall be paid within ninety (90) days following the end of such fiscal year; and
     vi. the payment by the Company of premiums on behalf of the Executive, for coverage substantially similar to that provided to the Executive and his dependents as of the date of termination under the Company’s group health and medical policies, for so long as the Executive elects to continue such coverage, but for no longer than the twenty-four (24) month severance payment period; provided, however, that, with respect to the payment by the Company of such premiums on behalf of the Executive for any coverage provided after the end of the applicable COBRA health insurance benefit continuation period described in Code Section 4980B, (A) the amount of the premiums paid during any taxable year of the Executive shall not affect the premiums eligible for payment in any other taxable year and (B) the right to payment of such premiums may not be subject to liquidation or exchange for another benefit.
     9. Section 13(e) of the Agreement is hereby amended by adding the following to the end thereof:
All payments due under this Section 13(e)(i) shall be made within thirty (30) days after the date of the Executive’s termination of employment.
     10. Section 13(g) of the Agreement is hereby amended by adding the following paragraph to the end thereof:
     All payments due under paragraph (i) of this Section 13(g) shall be made within thirty (30) days after the date of the Executive’s termination of employment. Any payments of continued Base Salary made pursuant to clause (B)(2)(II) of this Section 13(g) shall be made in accordance with the payroll procedures described in Section 5(b)(i) of this Agreement.
     11. The second sentence of Section 13(h) of the Agreement is hereby deleted in its entirety and the following sentences are substituted therefor:

In the event of the Executive’s termination of employment, all amounts owed by the Executive to the Company for any reason whatsoever will become immediately due and payable. The Company will have the right in its discretion to collect any or all such amounts by offset against any amounts due to the Executive from the Company whether or not under this Agreement; provided that such offset complies with the requirements of Code Section 409A. Notwithstanding the foregoing, any such offset that would have the effect (directly or indirectly) of accelerating amounts due to the Executive under this Agreement that are subject to Code Section 409A must meet the following requirements: (i) such offset must relate to a debt that was incurred in the ordinary course of the service relationship between the Company and the Executive; (ii) the entire amount of reduction in any of Executive’s taxable years may not exceed $5,000; and (iii) the offset must be made at the same time and in the same amount as the debt otherwise would have been due and collected from the Executive.
     12. The Agreement is amended by adding the following new Section 13(i) thereto:
i. Certain Delays in Payment if the Executive is a Specified Employee. Notwithstanding anything in this Agreement to the contrary, if the Executive is a “specified employee” (within the meaning of Treasury Regulation §1.409A-1(i) and as determined under the Company’s policy for determining specified employees) on the date of his termination of employment and the Executive is entitled to a payment and/or a benefit under this Agreement that is required to be delayed pursuant to Code §409A(a)(2)(B)(i), then such payment or benefit, as the case may be, shall not be paid or provided (or begin to be paid or provided) until the first business day of the seventh month following the date of the Executive’s termination of employment (or, if earlier, the date of the Executive’s death). The first payment that can be made to the Executive following such postponement period shall include the cumulative amount of any payments or benefits that could not be paid or provided during such postponement period due to the application of Code §409A(a)(2)(B)(i).
     13. Section 15 of the Agreement is hereby amended by adding the following to the end thereof:
With respect to any payment or reimbursement by the Company of arbitration filing fees, (a) such arbitration filing fees must relate to a claim filed within the timeframe specified in Section 16 of this Agreement, (b) any such reimbursement shall be made on or before the last day of the Executive’s taxable year following the taxable year of the Executive in which the expense was incurred, (c) the amount of the fees eligible for payment or reimbursement during any taxable year of the Executive may not affect the expenses eligible for reimbursement or payment in any other taxable year, and (d) the right to payment or reimbursement of such fees may not be subject to liquidation or exchange for any other benefit.
     14. Section 18(b) of the Agreement is hereby deleted in its entirety and the following is substituted therefor:
b. If to the Executive, to the address of the Executive on file with the Company.

     15. Section 19(i) of the Agreement is hereby deleted in its entirety and the following is substituted therefor:
i. Compliance with Code Section 409A. The parties acknowledge that portions of this Agreement are or may be subject to Code Section 409A. The parties also acknowledge that their mutual intent is to avoid generating any penalties under Code Section 409A. To that end, the parties agree that this Agreement is intended to be administered and interpreted in compliance with Code Section 409A to the maximum extent permitted by applicable law.
     IN WITNESS WHEREOF, the Company and the Executive hereby enter into this First Amendment effective this 24th day of December, 2008.
BOB EVANS FARMS, INC.
/s/ Donald J. Radkoski

Name: Donald J. Radkoski
Title: Chief Financial Officer, Treasurer and Assistant Secretary
EXECUTIVE
/s/ Steven A. Davis

Steven A. Davis